Exhibit 99.1

Paycom Software, Inc. Reports First Quarter 2015 Financial Results

Record First Quarter Revenue of $55.2 Million, up 49.3% year-over-year

First Quarter GAAP Earnings Per Share of $0.11

First Quarter Non-GAAP Earnings Per Share of $0.12

Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software delivered as Software-as-a-Service, today announced its financial results for the quarter ended March 31, 2015.

“In the first quarter we continued to see all-time highs in the demand for our single database technology, which drove our best-ever quarterly results as a public company,” said Chad Richison, Paycom founder and CEO. “Primarily our mature sales offices, together with our new sales offices, continue to build momentum by adding new clients. That, coupled with strong demand for our software from businesses and growth in the size of our new business deals, drove revenue growth of nearly 50 percent for the first quarter of 2015. Due to our unique value proposition and people, we believe Paycom is well-positioned for the remainder of 2015 and years to come.”

Financial Highlights for the First Quarter of 2015

Total Revenue of $55.2 million represented a 49.3% increase compared to total revenue of $37.0 million in the same period last year. Revenue growth was driven primarily by the addition of clients in mature sales offices. Revenue also benefited from an increase in the number of tax form filings on behalf of clients. Recurring revenues of $54.4 million increased 49.1% from the comparable prior year period, and comprised 98.4% of total revenues.

GAAP Net Income was $6.0 million, or $0.11 per diluted share, compared to GAAP net income of $1.1 million, or $0.02 per diluted share in the same period last year.

Adjusted EBITDA1 was $13.6 million, compared to $6.6 million in the same period last year.

Non-GAAP Net Income1 was $6.7 million, or $0.12 per diluted share, compared to $1.6 million, or $0.03 per diluted share, in the same period last year.

Annualized New Recurring Revenue (“ANRR”) was $20.2 million, up from $12.6 million for the same period last year, representing 60.5% growth from the comparable prior year period.

Cash and Cash Equivalents were $35.7 million as of March 31, 2015.

Total Debt was $26.5 million as of March 31, 2015. This debt consisted solely of debt on the corporate headquarters.

[1]	Adjusted EBITDA and non-GAAP net income are non-GAAP financial measures. Please see the discussion below under the heading “Use of Non-GAAP Financial Information” and the reconciliations at the end of this release for additional information concerning these non-GAAP financial measures.

Financial Outlook

Paycom provides the following expected financial guidance for the quarter ending June 30, 2015, and year ending December 31, 2015:

Second Quarter 2015

Total Revenues in the range of $45 million to $46 million.

Adjusted EBITDA in the range of $7.5 million to $8.5 million.

Fiscal Year 2015

Total Revenues in the range of $203 million to $205 million.

Adjusted EBITDA in the range of $35 million to $37 million.

We have not reconciled the Adjusted EBITDA range for the quarter ending June 30, 2015 or the year ending December 31, 2015 to net income because applicable information for future periods, on which this reconciliation is based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, interest expense, taxes, stock-based compensation expense and other items. Accordingly, a reconciliation of these Adjusted EBITDA ranges to net income is not available at this time without unreasonable effort.

Use of Non-GAAP Financial Information

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we consider and have included certain non-GAAP financial measures in this press release, including Adjusted EBITDA and non-GAAP net income. We use Adjusted EBITDA and non-GAAP net income as supplemental measures to review and assess our performance and for planning purposes. We define: (i) Adjusted EBITDA as net income, plus interest expense, taxes, depreciation and amortization, stock-based compensation expense and certain transaction expenses that are not core to our operations and (ii) non-GAAP net income as net income plus tax adjusted stock-based compensation expense and certain tax adjusted transaction expenses that are not core to our operations. Adjusted EBITDA and non-GAAP net income are metrics that we believe are useful to investors in evaluating our performance and facilitating comparison with other peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP.

Adjusted EBITDA and non-GAAP net income are not measures of financial performance under GAAP, and should not be considered a substitute for net income, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and when assessing our operating performance, you should not consider Adjusted EBITDA and non-GAAP net income in isolation, or as a substitute for “Net income” or other Condensed Consolidated Statements of Income data prepared in accordance with GAAP. Adjusted EBITDA and non-GAAP net income may not be comparable to similar titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Conference Call Details:

In conjunction with this announcement, Paycom will host a conference call today, May 6, 2015 at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial (888) 317-6003 (domestic) or (412) 317-6061 (international) with conference ID 3679827. A live webcast, as well as the replay of the conference call will be available on the Investor Relations page of the company’s website at investors.paycom.com. A replay of this conference call can also be accessed by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) until May 21, 2015. The replay passcode is 10063690.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Paycom serves businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Forward-Looking Statements

Certain statements in this press release are, and certain statements on the teleconference call may be, forward looking statements within the meaning provided under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements involve known and unknown risks and uncertainties that may cause Paycom’s actual results to differ materially from those stated or implied by such forward-looking statements, as a result of various risks and uncertainties including: changes in the demand for our solution, pricing changes and the impact of competition; changes in technology; our ability to attract, hire and retain skilled employees; our ability to attract and retain clients and increase the number of applications utilized by our clients; our ability to develop and market new applications, improve our existing applications and increase the value of our solution; our ability to maintain or increase our revenues and revenue growth rate; our ability to successfully launch, sustain and drive revenue from new sales offices; the sufficiency of our cash and cash equivalents to meet our working capital and capital expenditure needs over at least the next 12 months; changes in laws regulating payroll taxes and employee benefits; the possibility of a security breach that disrupts operations or exposes client confidential data and potentially unfavorable outcomes related to pending legal matters. Other factors that may cause such differences include, but are not limited to, those discussed in our periodic filings with the Securities and Exchange Commission, including those discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015 (the “Form 10-K”), and in particular the section entitled “Item 1A. Risk Factors” of the Form 10-K. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Paycom Software, Inc.

Condensed Consolidated Balance Sheets

(thousands, except share amounts)

(unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$35,673	$25,144
Restricted cash	—	371
Accounts receivable	1,684	2,794
Prepaid expenses	3,044	1,952
Inventory	718	195
Income tax receivable	—	935
Deferred tax assets, net	869	1,445

Current assets before funds held for clients	41,988	32,836
Funds held for clients	591,563	660,557

Total current assets	633,551	693,393
Property and equipment, net	48,692	47,919
Deposits and other assets	764	645
Goodwill	51,889	51,889
Intangible assets, net	4,693	5,096

Total assets	$739,589	$798,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,527	$3,042
Income tax payable	3,353	—
Accrued commissions and bonuses	1,568	5,080
Accrued payroll and vacation	3,160	1,582
Deferred revenue	2,662	2,535
Current portion of long-term debt	862	855
Accrued expenses and other current liabilities	7,309	5,121

Current liabilities before client funds obligation	21,441	18,215
Client funds obligation	591,563	660,557

Total current liabilities	613,004	678,772

Deferred tax liabilities, net	2,430	3,107
Long-term deferred revenue	18,114	16,802
Long-term debt, less current portion	25,652	26,123

Total long-term liabilities	46,196	46,032

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 56,563,541 and 53,832,782 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	566	538
Additional paid in capital	68,165	67,937
Retained earnings	11,658	5,663

Total stockholders’ equity	80,389	74,138

Total liabilities and stockholders’ equity	$739,589	$798,942

Paycom Software, Inc.

Condensed Consolidated Statements of Income

(thousands, except share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues
Recurring	$54,351	$36,454
Implementation and other	871	531

Total revenues	55,222	36,985

Cost of revenues
Operating expenses	7,471	6,292
Depreciation	810	630

Total cost of revenues	8,281	6,922

Administrative expenses
Sales and marketing	21,229	15,681
Research and development	1,867	882
General and administrative	11,984	9,268
Depreciation and amortization	1,323	1,091

Total administrative expenses	36,403	26,922

Total operating expenses	44,684	33,844

Operating income	10,538	3,141
Interest expense	(332)	(2,067)
Other income, net	33	769

Income before income taxes	10,239	1,843
Provision for income taxes	4,244	783

Net income	$5,995	$1,060

Net income per share, basic	$0.11	$0.02
Net income per share, diluted	$0.11	$0.02
Weighted average shares outstanding:
Basic	54,749,951	45,721,584

Diluted	56,562,661	48,371,169

Paycom Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$5,995	$1,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,133	1,721
Amortization of debt discount	—	64
Amortization of debt issuance costs	13	6
Non-cash stock-based compensation	254	93
Net change of derivative liability	—	(635)
Deferred taxes, net	(101)	577
Changes in operating assets and liabilities:
Accounts receivable	1,110	968
Prepaid expenses	(1,092)	(725)
Inventory	(523)	126
Deposits and other assets	(119)	(110)
Accounts payable	(515)	(1,710)
Income taxes, net	4,288	389
Accrued commissions and bonuses	(3,512)	(2,613)
Accrued payroll and vacation	1,578	(911)
Deferred revenue	1,439	994
Accrued expenses and other current liabilities	2,188	2,437

Net cash provided by operating activities	13,136	1,731

Cash flows from investing activities
Decrease in funds held for clients	68,994	46,561
Decrease in restricted cash	371	—
Purchases of property and equipment	(2,502)	(5,160)

Net cash provided by investing activities	66,863	41,401

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	4,391
Principal payments on long-term debt	(464)	(105)
Decrease in client funds obligation	(68,994)	(46,561)
Payments of deferred offering costs	—	(911)
Capital impact of reorganization	—	(183)
Payment of debt issuance costs	(12)	—

Net cash used in financing activities	(69,470)	(43,369)

Change in cash and cash equivalents	10,529	(237)
Cash and cash equivalents
Beginning of period	25,144	13,362

End of period	$35,673	$13,125

Paycom Software, Inc.

Breakout of Stock-Based Compensation Expense

(in thousands)

(unaudited)

	Three months ended March 31,
	2015	2014
Stock-based compensation expense:
Operating expenses	$7	$4
Sales and marketing	5	3
Research and development	5	2
General and administrative	237	84

Total stock-based compensation expense	$254	$93

Paycom Software, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended March 31,
	2015	2014
Consolidated statements of income data:
Net income	$5,995	$1,060
Interest expense	332	2,067
Provision for income taxes	4,244	783
Depreciation and amortization	2,133	1,721

EBITDA	12,704	5,631
Stock-based compensation expense	254	93
Transaction expenses	685	840

Adjusted EBITDA	$13,643	$6,564

Paycom Software, Inc.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, expect per share amounts)

(unaudited)

	Three months ended March 31,
	2015	2014
Consolidated statements of income data:
Net income	$5,995	$1,060
Tax adjusted stock-based compensation expense(1)	150	53
Tax adjusted transaction expenses(1)	507	483

Non-GAAP net income	$6,652	$1,596

Non-GAAP net income per share, basic	$0.12	$0.03
Non-GAAP net income per share, diluted	$0.12	$0.03

Weighted average shares outstanding:
Basic	54,749,951	45,721,584
Diluted	56,562,661	48,371,169

(1)	Beginning in 2015, the Company uses an individual non-GAAP tax rate for each tax adjusted non-GAAP item to determine the amount of non-GAAP net income. Prior to 2015, the Company used an overall effective tax rate for each tax adjusted non-GAAP item to determine the amount of non-GAAP net income.

Contacts

Paycom Software, Inc.

Media Contact:

Kathy Oden-Hall, 800-580-4505

CMO

Kathy.Oden-Hall@paycom.com

or

Investor Relations Contact:

855-603-1620

investors@paycom.com

Source: Paycom Software, Inc.